AMERICAN RADIO SYSTEMS


FOR IMMEDIATE RELEASE              Contact: Joe Winn, Chief Financial
                                            Officer or Bruce Danziger, Director
                                            of Investor Relations
                                            (617) 375-7500


                     AMERICAN RADIO SYSTEMS ACQUIRES WWMX-FM
                        AND WOCT-FM, BALTIMORE, MARYLAND


Boston, Massachusetts -- September 4, 1996 -- American Radio Systems Corporation (NASDAQ: AMRD) announced today that it has reached an agreement to acquire radio stations WWMX-FM and WOCT-FM in Baltimore from Capitol Broadcasting Company. WWMX will be acquired for approximately $60,000,000, and WOCT will be acquired for approximately $30,000,000. Consummation of the transaction is subject to the approval of the Federal Communications Commission. American Radio Systems currently owns WQSR-FM and WBMD-AM in Baltimore.

American will be responsible for the management of the stations under a Local Marketing Agreement commencing October 1. Steve Dodge, American's Chairman and CEO, stated, "We've had opportunities to acquire other radio stations in Baltimore since we bought WQSR, but WWMX and WOCT are the ones we wanted. These are high quality stations with solid market positions, and they'll provide a nice complement to our existing properties. We're very pleased to be able to increase our presence in what we believe is one of the best radio markets in the country."

American Radio Systems Corporation began trading shares publicly in June, 1995 on NASDAQ. The Company owns and/or manages 42 FM and 21 AM stations in Boston, Baltimore, Portland, Sacramento, Hartford, Las Vegas, Austin, Buffalo, San Jose, West Palm Beach, Rochester, Dayton, Fresno and Omaha. The Company also has options and/or agreements to buy additional radio stations in Boston, Baltimore, Sacramento, Las Vegas, Buffalo, San Jose, West Palm Beach, Rochester, Dayton and Fresno. In addition, on August 5, 1996 the Company announced that it had reached an agreement to merge with EZ Communications, Inc. EZ Communications owns and/or operates 23 radio stations in seven markets nationwide.

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               116 Huntington Avenue, Boston, Massachusetts 02116
                        (617) 375-7500 FAX (617) 375-7575